Exhibit 5.1

LAURA ANTHONY, ESQ.

CRAIG D. LINDER, ESQ.*

JOHN CACOMANOLIS, ESQ.**

Associates and OF COUNSEL:

JOSEPHINE CARINO, ESQ.***

CHAD FRIEND, ESQ., LLM

MICHAEL R. GEROE, ESQ., CIPP/US****

JESSICA HAGGARD, ESQ. *****

PETER P. LINDLEY, ESQ., CPA, MBA

JOHN LOWY, ESQ.******

STUART REED, ESQ.

LAZARUS ROTHSTEIN, ESQ.

SVETLANA ROVENSKAYA, ESQ.*******

HARRIS TULCHIN, ESQ. ********

WWW.ALCLAW.COM WWW.SECURITIESLAWBLOG.COM DIRECT E-MAIL: LANTHONY@ALCLAW.COM

*licensed in CA, FL and NY

**licensed in FL and NY

*** licensed in CA

****licensed in CA, DC, MO and NY

*****licensed in Missouri

******licensed in NY and NJ

*******licensed in NY and NJ

********licensed in CA and HI (inactive in HI)

October 7, 2025

Hycroft Mining Holding Corporation

4300 Water Canyon Road, Unit 1

Winnemucca, Nevada 89445

Re: Hycroft Mining Holding Corporation - Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Hycroft Mining Holding Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3, filed on October 7, 2025 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering (i) 7,008,528 shares (“Warrant Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), issuable by the Company upon the exercise of certain outstanding warrants (“Warrants”) held by selling stockholders named in the Registration Statement (“Selling Stockholders”) and (ii) the resale of 14,017,056 shares (“Resale Shares”) of Common Stock held by Selling Stockholders (collectively, the “Securities”).

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that:

1.	The Resale Shares have been validly issued and are fully paid and non-assessable.

2.	The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and, upon (i) the due execution by the Company and registration by its registrar of the Warrant Shares, and (ii) delivery and payment therefor upon exercise of the Warrants in accordance with their terms, the Warrant Shares will be validly issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Delaware; and (b) the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely yours,

/s/ Laura E. Anthony
Laura E. Anthony,
For the Firm

1700 PALM BEACH LAKES BLVD., SUITE 820 ● WEST PALM BEACH, FLORIDA ● 33401 ● PHONE: 561-514-0936